Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

January 10, 2025

XTI Aerospace, Inc.

8123 InterPort Blvd., Suite C

Englewood, Colorado 80112

Re:	XTI Aerospace, Inc. – Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to XTI Aerospace, Inc., a Nevada corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (Registration No. 333-279901) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), (ii) the base prospectus, dated as of June 18, 2024 (the “Base Prospectus”), included in the Registration Statement and (iii) the prospectus supplement, dated as of January 7, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, as supplemented from time to time by one or more prospectus supplements, the “Prospectus”), filed with the Commission on January 10, 2025 by the Company, pursuant to Rule 424 promulgated under the Act. The Company filed a certificate of amendment to its articles of incorporation with the Secretary of State of the State of Nevada to effect a reverse stock split of its outstanding common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-250, effective as of 12:01 a.m., Eastern Time, on January 10, 2025 (the “Reverse Stock Split”).

The Prospectus relates to the offering by the Company of (i) up to 1,454,546 shares of Common Stock on a post-Reverse Stock Split basis (363,636,364 shares of Common Stock on a pre-Reverse Stock Split basis) (the “Shares”) and (ii) a placement agent warrant (the “Placement Agent’s Warrant”) for the purchase of up to 72,727 shares of Common Stock (18,181,818 shares of Common Stock on a pre-Reverse Stock Split basis) (the “Placement Agent’s Warrant Shares”) issuable to ThinkEquity LLC (“ThinkEquity”). The Shares and the Placement Agent’s Warrant are being sold pursuant to that certain Placement Agency Agreement, dated as of January 7, 2025 (the “Placement Agency Agreement”), by and between the Company and ThinkEquity. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. This opinion letter is based as to matters of law solely on Chapter 78 of the Nevada Revised Statutes, and, with respect to our opinion in paragraph 2 below, the internal laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

January 10, 2025

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.

2.	The Placement Agent’s Warrant constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

3.	When the Placement Agent’s Warrant Shares are issued and paid for in accordance with the terms and conditions of the Placement Agent’s Warrant, the Placement Agent’s Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the offering described above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP